Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	Lippert/Heilshorn & Associates
Philip Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 14, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating profit from continuing operations of $2.4 million on revenue of $29.3 million for the quarter ended December 31, 2012.  For the fourth quarter of 2011, the company reported operating income from continuing operations of $1.8 million on revenue of $29.5 million.

“Ultralife’s fourth quarter results demonstrate the earnings power of our business model.  Although revenue was flat year-over-year with a sizeable increase in Communications Systems sales neutralized by ongoing weakness in U.S. government spending for Battery & Energy Products, we generated gross margin above 30% for the second consecutive quarter and operating margin of 8%, a 200 basis point improvement.  We achieved these margin gains while continuing to invest in sales and new product development.  In addition, we continued to drive working capital efficiency, generating free cash flow and ending the year with cash of $10 million,” said Michael D. Popielec, Ultralife’s president and chief executive officer.

“During 2013 we intend to further invest in new product development and broadening our sales reach ahead of revenue generation, and funding these investments through continued manufacturing productivity gains and reductions in discretionary spending.  With a significantly lower cost infrastructure, an expanding set of global project opportunities for our new products and new sales leadership, we are looking forward to the further operating leverage revenue growth will bring,” concluded Popielec.

Fourth Quarter 2012 Financial Results

During the quarter, management elected not to renew the lease for its U.K. manufacturing facility which expires on March 24, 2013, and to relocate its sales and services operations to a smaller facility.   As a result of this decision, Ultralife is required to restore the facility back to its original condition per a previous contractual commitment.  The estimated costs associated with the restoration total approximately $950,000 of which $200,000 has been recorded in fourth quarter general & administrative expenses and $750,000 has been recorded as discontinued operations.  In addition, Ultralife expects to realize net savings of approximately $500,000 on an annualized basis beginning in the second quarter of 2013.

Discontinued operations for the fourth quarter of 2011 include the operating results of RedBlack which was sold in the third quarter of 2012 and the final costs associated with exiting the Energy Services business.

All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $29.3 million, compared to $29.5 million for the fourth quarter of 2011, reflecting an increase of $4.8 million in Communications Systems sales offset by a $5.0 million decrease in Battery & Energy Products sales.  Battery & Energy Products sales were $18.8 million, compared to $23.9 million last year, a 21% decline, reflecting for the most part the continued slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $10.4 million, compared to $5.6 million for the same period last year, an increase of 85%, reflecting the fulfillment of large orders for amplifiers from international defense customers and continued demand for amplifiers from the U.S. military.  New business development during the year has resulted in an increased mix of sales from international customers from 5% to 40% for Communications Systems.

Gross profit was $9.5 million, or 32.3% of revenue, compared to $8.9 million, or 30.0% of revenue, for the same quarter a year ago, an increase of 230 basis points primarily attributable to a higher mix of Communications Systems sales. Battery & Energy Products’ gross margin was 27.0%, compared to 29.1% last year, a 210 basis point decrease due to lower sales volumes partially offset by improved 9-volt margins.  Communications Systems’ gross margin was 41.9%, an increase of 790 basis points over the 34.0% gross margin reported last year, which resulted from higher volumes and favorable sales mix.

Operating expenses were $7.1 million, compared to $7.1 million a year ago, reflecting lower discretionary spending and headcount reductions completed in the first half of 2012 offset by increases in selling and new product development expenses. Included in the 2012 operating expenses is a $200,000 charge related to the non-renewal of the company’s U.K. lease described above.   As a percent of revenue, operating expenses were 24.3%, compared to 24.0% a year ago.

Although revenue was flat year-over-year for the fourth quarter, operating income increased 32% to $2.4 million from $1.8 million on the strength of gross margin gains.  Likewise, operating margin was 8.0%, compared to 6.0% for the year-earlier period, an increase of 200 basis points.

Net income from continuing operations was $2.1 million, or $0.12 per share, compared to net income of $1.3 million, or $0.08 per share, for the fourth quarter of 2011.  Net loss from discontinued operations was $0.7 million, or $0.04 per share, compared to a net income of $0.4 million, or $0.02 per share, for the same quarter last year.

Outlook

For 2013, management expects low- to mid-single digit organic revenue growth reflecting strong growth in Communications Systems sales and modest gains in the Battery & Energy Products business, despite continued constraints on U.S. government spending.  Based on this outlook for revenue growth, ongoing productivity improvements and plans to continue prudently investing in new product development, management expects to increase operating profitability for the year and to generate a mid-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include:  potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$10,078	$5,486
Trade accounts receivable, net	20,913	19,903
Inventories	30,370	34,967
Prepaid expenses and other current assets	2,461	3,877
Total current assets	63,822	64,233

Property and equipment	12,415	12,588

Other assets:
Goodwill, intangible and other assets	21,481	23,994

Total Assets	$97,718	$100,815

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$-	$-
Accounts payable	11,357	13,766
Other current liabilities	8,540	9,392
Total current liabilities	19,897	23,158

Long-term liabilities:
Other long-term liabilities	4,370	4,431

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,886	1,874
Capital in excess of par value	173,791	172,309
Accumulated other comprehensive loss	(620)	(985)
Accumulated deficit	(93,883)	(92,280)
	81,174	80,918
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	73,516	73,260
Noncontrolling interest	(65)	(34)
Total shareholders' equity	73,451	73,226

Total Liabilities and Shareholders' Equity	$97,718	$100,815

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended

	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Revenues:
Battery & energy products	$18,846	$23,882	$71,084	$108,203
Communications systems	10,423	5,624	30,573	27,534
Total revenues	29,269	29,506	101,657	135,737

Cost of products sold:
Battery & energy products	13,760	16,936	53,522	83,034
Communications systems	6,058	3,713	19,405	18,512
Total cost of products sold	19,818	20,649	72,927	101,546

Gross profit	9,451	8,857	28,730	34,191

Operating expenses:
Research and development	1,511	1,680	7,216	8,593
Selling, general, and administrative	5,587	5,401	21,628	23,186
Total operating expenses	7,098	7,081	28,844	31,779

Operating income (loss)	2,353	1,776	(114)	2,412

Other income (expense):
Interest income	-	1	4	5
Interest expense	(124)	(115)	(440)	(559)
Miscellaneous	(41)	(168)	(24)	171
Income (loss) from continuing operations before income taxes	2,188	1,494	(574)	2,029

Income tax provision-current	152	(101)	539	32
Income tax provision - deferred	(35)	297	15	448
Total income taxes	117	196	554	480

Net income (loss) from continuing operations	2,071	1,298	(1,128)	1,549

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(680)	440	(501)	(3,819)

Net income (loss)	1,391	1,738	(1,629)	(2,270)

Net loss attributable to noncontrolling interest	-	19	31	58

Net income (loss) attributable to Ultralife	$1,391	$1,757	$(1,598)	$(2,212)

Other comprehensive income (loss):
Foreign currency translation adjustments	446	9	365	277

Comprehensive income (loss) attributable to Ultralife	$1,837	$1,766	$(1,233)	$(1,935)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.12	$0.08	$(0.06)	$0.09
Discontinued operations	$(0.04)	$0.02	$(0.03)	$(0.22)
Total	$0.08	$0.10	$(0.09)	$(0.13)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.12	$0.08	$(0.06)	$0.09
Discontinued operations	$(0.04)	$0.02	$(0.03)	$(0.22)
Total	$0.08	$0.10	$(0.09)	$(0.13)

Weighted average shares outstanding - basic	17,443	17,331	17,403	17,304
Weighted average shares outstanding - diluted	17,443	17,347	17,403	17,336